SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TerraForm Power, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is an excerpt from the transcript of the earnings conference call held by TerraForm Power, Inc. (“TerraForm Power”) on May 11, 2020 regarding the financial results of TerraForm Power for the quarter ended March 31, 2020, which excerpt relates to the proposed acquisition of all of the outstanding shares of Class A common stock of Terraform Power by Brookfield Renewable Partners L.P. (“Brookfield Renewable”), other than the approximately 62% shares held by Brookfield Renewable and its affiliates:

[Non-relevant information deleted]

John Stinebaugh
CEO, TerraForm Power, Inc.

In March, we entered into a definitive merger agreement with Brookfield Renewable to acquire all the outstanding shares of Class A common stock of TerraForm Power, other than the approximate 62% currently owned by Brookfield Renewable and its affiliates. Each share of Class A common stock of TerraForm Power will be acquired for consideration equivalent to 0.381 of a Brookfield Renewable unit. For each share of TerraForm Power's Class A common stock, shareholders will be entitled to receive at their election either Class A shares of Brookfield Renewable Corporation or limited partnership units of Brookfield Renewable. The Special Committee of the Board of Directors of TerraForm Power, comprised solely of non-executive independent directors, has unanimously recommended that TerraForm Power shareholders approve the transaction. The Special Committee believes the transaction is fair and in the best interest of TerraForm Power and its unaffiliated shareholders.

A preliminary version of Brookfield Renewables F-1 merger proxy was recently filed with the SEC. Once the merger proxy is finalized, the transaction is expected to be presented for approval of TerraForm Power shareholders representing a majority of the outstanding shares of TerraForm Power Class A common stock not owned by Brookfield Renewable and its affiliates. The transaction is subject to other customary closing conditions and is expected to close in the third quarter of 2020.

Now I'd like to discuss our outlook. When Brookfield became our sponsor in 2017, TerraForm Power owned 2,600 megawatts of wind and solar assets primarily in the United States. Since its assets have been largely neglected during its former sponsor's distress and bankruptcy, a major aspect of our business plan was to enhance the value of TerraForm Power to existing asset base and invest in organic growth opportunities within its portfolio. Over the past 3 years, we've made significant progress on executing this plan through cost reductions of approximately $30 million, signing O&M agreements that include robust production guarantees at LTA generation levels and progressing 2 important repowering projects. We have significantly increased the cash flow generating capacity of TerraForm Power and enhanced shareholder value.

In order to grow the business, our mandate relative to other Brookfield-sponsored entities was to acquire operating wind and solar power assets in North America and Western Europe. In a little over 2 years, we invested $1.2 billion of equity to expand into Western Europe and an additional $440 million of equity to further grow our European business and build out our distributed generation business in the United States. Not only did these transactions increase the scale of our business to 4,200 megawatts, but we expect them to meet or exceed our return on equity target of 9% to 11%.

Since we've harvested most of the low-hanging fruit within our existing asset base, TerraForm Power is entering a new stage of its growth cycle in which we will have to deploy significantly more capital to continue achieving our distribution growth target of 5% to 8% per year. Furthermore, as a result of a substantial increase in institutional capital-seeking investments in operating wind and solar assets in developed markets, the ability to achieve its target returns has become more challenging. As such, the timing of our pending merger with Brookfield Renewable is opportune. Following the close of the transaction, our shareholders will own a significant stake in one of the largest publicly traded, globally diversified, multi-technology, pure-play renewable power platforms with total assets of approximately $50 billion and annual funds from operations of approximately $1 billion. In addition, shareholders will participate in a broader growth mandate that includes investments in high-growth countries such as Brazil, India and China as well as the opportunity to invest in higher-returning development projects through Brookfield Renewable's 13,000-megawatt development pipeline. This broader growth mandate should enable Brookfield Renewable to continue achieving its higher return on equity target of 12% to 15% and its distribution growth target of 5% to 9% annually.

Finally, shareholders will upgrade their investment to a BBB+ balance sheet with liquidity in excess of $3 billion, which is even more important in today's turbulent macroeconomic environment. For these reasons, we believe the merger is of great value for TerraForm Power shareholders, and we encourage you to vote in favor of the transaction at the upcoming shareholder meeting, details of which will be announced in due course.

[Non-relevant information deleted]

Colin William Rusch
Oppenheimer & Co. Inc., Research Division - MD and Senior Analyst

As we look out at your growth prospects and certainly, the Brookfield relationship enhances your position as an acquirer of assets. But as you survey the landscape, could you talk about the opportunities for acquisitions, distressed projects as well as the access to capital from the debt markets right now that you're seeing?

John Stinebaugh
CEO, TerraForm Power, Inc.

Sure. We do think that the market volatility caused by COVID-19 is going to potentially present some interesting opportunities. Initially, there was a significant trade-off in the public market certainly. Although many companies have largely rebounded, what we have seen is that there is uncertainty in terms of the cost of capital. And in particular, within the renewable power sector, the cost of tax equity is uncertain, so that's creating greater uncertainty from a developer perspective as to what their development margins are. And we think that all of this could potentially lead to some interesting opportunities for TerraForm as well as Brookfield Renewable. Generally, we still are very bullish about the continued build-out of renewables in all of our target markets. So we think that the trend is going to continue to be a very strong trend for the foreseeable future. And what we're excited about with the combination of Brookfield Renewable and TerraForm Power is the ability to have a broader growth mandate. We are seeing right now that if you look at risk-adjusted returns, we think it's more attractive to invest at the development stage as opposed to the operating stage. There's a lot of capital looking to invest in operating projects, which has squeezed returns. But we think that you earn attractive risk-adjusted returns if you've got the development capability to invest earlier stage in projects and capture premium returns that we think more than compensates for the risk. So that's one of the big opportunities that we're excited about from the combined platform.

[Non-relevant information deleted]

Nelson Ng,
RBC Capital Markets, Research Division - Analyst

Great. My first question relates to the draft merger proxy. Do you think it will be finalized this quarter? Or do you expect a few extra turns on the documents kind of implying for a Q3 date for finalizing the documents?

John Stinebaugh
CEO, TerraForm Power, Inc.

Yes. It's a tough one, Nelson. On the one hand, it is a pretty complex document because not only do you have the merger, but there is BEPC, the C corp equivalent that the SEC has to review as well. So as a consequence of that, we do think there's going to be questions that we receive by the SEC that we'll have to address before we can finalize the proxy. It's hard to say to what extent working remotely is going to affect schedule and whatnot. But I think we generally think that probably 60 days after filing it, we should be in a position to finalize it as a rough estimate. So we filed it end of April, so 60 days would kind of push a -- with the wait time for shareholder vote to a close, it would be sometime mid-second quarter, which -- sorry, mid-third quarter, which we still think is our best estimate.

[Non-relevant information deleted]

Cautionary Statement Regarding Forward-looking Statements

This communication contains forward-looking statements and information within the meaning of Canadian provincial securities laws and “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and in any applicable Canadian securities regulations. The words “will”, “intend”, “should”, “could”, “target”, “growth”, “expect”, “believe”, “plan”, derivatives thereof and other expressions which are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify the above mentioned and other forward-looking statements. Forward-looking statements in this communication include statements regarding the transaction, the prospects and benefits of the combined company and the special distribution of BEPC shares and any other statements regarding the parties’ future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance. Although TerraForm Power believes that these forward-looking statements and information are based upon reasonable assumptions and expectations, you should not place undue reliance on them, or any other forward-looking statements or information in this communication. The future performance and prospects of Brookfield Renewable and TerraForm Power is subject to a number of known and unknown risks and uncertainties. Factors that could cause actual results of Brookfield Renewable and TerraForm Power to differ materially from those contemplated or implied by the statements in this communication include uncertainties as to whether TerraForm Power’s Special Committee will continue to recommend any transaction with BEP to the TERP stockholders; uncertainties as to whether TerraForm Power stockholders not affiliated with Brookfield Renewable will approve any transaction; uncertainties as to whether the other conditions to the transaction will be satisfied or satisfied on the anticipated schedule; the timing of the transaction and whether the transaction will be completed, including as a result of potential litigation in connection with the transaction; failure to realize contemplated benefits from the transaction, including the possibility that the expected synergies and value creation from the transaction will not be realized; the inability to retain key personnel; and incurrence of significant costs in connection with the transaction. For further information on these known and unknown risks, please see “Risk Factors” included in TerraForm Power’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) and in Brookfield Renewable’s Form 20-F and other risks and factors that are described therein and that are described in Brookfield Renewable’s and BEPC’s joint preliminary Form F-1 and prospectus filed with the SEC and the securities regulators in Canada.

The foregoing list of important factors that may affect future results is not exhaustive. The forward-looking statements represent our views as of the date of this communication and should not be relied upon as representing our views as of any subsequent date. While we anticipate that subsequent events and developments may cause our views to change, we disclaim any obligation to update the forward-looking statements, other than as required by applicable law.

Additional Information and Where to Find It

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Any solicitation will only be made through materials filed with the SEC. Nonetheless, this communication may be deemed to be solicitation material in respect of the transaction by Brookfield Renewable and TerraForm Power. Brookfield Renewable and BEPC expect to file relevant materials with the SEC, including a registration statement on Form F-4 that will include a proxy statement of TerraForm Power that also constitutes a prospectus of Brookfield Renewable and BEPC (the “F-4”). This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Brookfield Renewable, BEPC or TerraForm Power may file with the SEC or send to shareholders in connection with the transaction. SHAREHOLDERS OF TERRAFORM POWER ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC (IF AND WHEN THEY BECOME AVAILABLE), INCLUDING THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

Investors and security holders will be able to obtain copies of the F-4, including the proxy statement/prospectus, and other documents filed with the SEC (if and when available) free of charge at the SEC’s website, http://www.sec.gov. Copies of documents filed with the SEC by Terraform Power will be made available free of charge on Terraform Power’s website at http://www.terraformpower.com/. Copies of documents filed with the SEC by Brookfield Renewable and BEPC will be made available free of charge on Brookfield Renewable’s website at http://bep.brookfield.com/. Such documents are not currently available.

Participants in Solicitation

TerraForm Power and its directors and executive officers, BEPC and its directors and executive officers, and Brookfield Renewable and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of TerraForm Power common stock in respect of the transaction. Information about the directors and executive officers of TerraForm Power is set forth on its website at http://www.terraformpower.com/. Information about the directors and executive officers of Brookfield Renewable is set forth on its website at http://bep.brookfield.com/. Information about the directors and executive officers of BEPC are set forth on its preliminary Form F-1. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus regarding the transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Non-solicitation

No securities regulatory authority has either approved or disapproved of the contents of this communication. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.